  Exhibit 99.6

TPT Global Tech's Subsidiary TPT MedTech Deploys its QuikLab Comprehensive Covid Testing System Combined with VIRUS IQ's Data Aggregation Platform to Help the Fremont, CA Community

SAN DIEGO, CA / ACCESSWIRE / February 24, 2021 / TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, media content for domestic and international syndication as well as technology solutions. Today the company announced that on March 13th its TPT MedTech subsidiary, www.tptmedtech.com, will be deploying its mobile QuikLab COVID-19 comprehensive testing system in partnership with VirusIQ, a data-aggregation lab platform based in San Jose, CA, at Light Church in Fremont, CA.

The QuikLab will be used to help bring the Church's congregation safely back to worship while helping the nearby Fremont Christian School allow their student-athletes to participate in sports events. The QuikLab will be also used as an additional site for Fremont community members who need a COVID-19 test. The March 13th date was chosen to coincide with the bi-monthly food give-away drive that Harbor Light conducts for the community. The Mayor of Fremont and the City Council, Fremont Unified School District, Alameda County Public Health, Representatives of the County of San Mateo, Washington Hospital, and the Fremont Chamber of Commerce have been invited to attend and tour the QuikLab facility and learn about its technology.

As an innovative technology company, TPT recognizes that addressing the Covid-19 pandemic requires a combination of technology and medical solutions. With the onset of the pandemic, the company immediately pivoted into the medical sector launching its TPT MedTech division www.tptmedtech.com. TPT MedTech's core product lines include its "QuikLAB", "QuikPASS" and "SaniQUIK" solutions. Together they provide "End to End", turnkey and streamlined COVID-19 testing and verifying technology platforms with, 1. Scalable, mobile, on-site medical-grade labs that come to offices/venues, etc. to conduct testing, 2. A fully online, private and secure HIPAA Compliant App to share when a customer needs to provide proof that they've tested negative/positive and/or if they've been vaccinated, and, 3. Mobile sanitizing cabins (organic/safe, takes 240 people/hour with a 1-second thermal scan) to ensure that an individual is not carrying the virus on the exterior of their clothing.

The company believes that countries as a whole need to do more testing, but once that testing is complete there remains a need for a centralized platform to securely display that testing information so that all citizens can prove their testing results, in real-time, to any establishment requiring it for entry. The "QuikPass" Check and Verify and Vaccination monitoring platform was developed to validate that information in real-time giving all Federal and State Government agencies, transportation companies, schools, airlines, hospitals, sports venues, restaurants, hotels and nightclubs the ability to check and verify if an individual has been tested for Covid 19 or vaccinated. The company also believes it is essential to note that its "QuikPASS" Check and Verify system will be distributed FREE in the United States.

1) QuikLAB - on-site testing services at hospitals, businesses and communities is done outside of buildings, 24/7, eliminating logistic challenges of conventional off-site testing. Offers high-quality, cost-efficient and climate-controlled turnkey testing lab which includes a platform for appointment scheduling, test results and vaccination entry.

2) QuikPASS - tech collects COVID-19 test data and vaccination records and allows individuals to consent to have that information used to validate COVID status without revealing underlying personal health information. Delivers a simple green or red notification as to whether the individual meets current entry criteria, but the underlying health information stays in the individuals' control for HIPPA compliance.

3) SaniQUICK - 15-second pass through Sanitizing Units for hospitals, long-term care facilities, manufacturing, hospitality, sporting venues, airports, business and government buildings. 240 people/hour, 1-second thermal scan.

The company currently has three national partnerships. It is working with Events.com for concerts and corporate events and Wal-Mart to place its "QuikLABs" in Wal-Mart parking lots across the United States. Its other strategic partnership is with Thomas Scientific-Hook Labortoires for high thru-put PCR testing across the US in its mobile "QuikLABS". To date, the company has three working QuikLAB locations, two in Wal-Mart stores in Miami and one "QuikLAB" at the Dadeland Mall also in Miami. The company is also on-boarding Co-labs or Pharmacies onto it's "QuikLAB" and "QuikPASS" Platforms starting on the East Coast and working West. In the travel sector, the company is on-boarding testing sites at two international airports in Jamaica, Montego Bay and Kingston.

"We are committed to helping communities across the country get back to a normal life and what we are doing with Virus IQ in Fremont, CA is just the beginning," said CEO Stephen J. Thomas III. "We are confident our technology platforms will prove to be a great weapon and huge asset as we continue to fight Covid 19 at home and internationally."

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Contact:
Shep Doniger 561-637-5750 sdoniger@bdcginc.com
Frank Benedetto 619-915-9422 fb@miradorconsulting.com

Forward-Looking Statements

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SOURCE: TPT Global Tech, Inc.